U.S. UNITED OCEAN SERVICES, LLC

FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

U.S. UNITED OCEAN SERVICES, LLC
DECEMBER 31, 2011 AND 2010

TABLE OF CONTENTS

Independent Auditors’ Report

To Management

We have audited the accompanying balance sheets of U.S. United Ocean Services, LLC (the Company), as of December 31, 2011 and 2010, and the related statements of operations, changes in member’s equity and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. United Ocean Services, LLC, as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Warren Averett, LLC
Montgomery, Alabama
February 5, 2013

U.S. UNITED OCEAN SERVICES, LLC
BALANCE SHEETS
DECEMBER 31, 2011 AND 2010

ASSETS	2011	2010
	(In thousands)
CURRENT ASSETS

Cash and cash equivalents	$173	$281
Accounts receivable	11,815	9,659
Materials and supplies	7,038	9,638
Prepaid expenses and other current assets	241	396

Total current assets	19,267	19,974

Property and equipment	139,230	166,133

Accumulated depreciation	(49,228)	(49,295)

Property and equipment, net	90,002	116,838

Intangible assets, net of amortization of
$8,972 and $8,561, respectively	16,128	26,084

Deferred major maintenance, net of amortization
of $3,418 and $7,861, respectively	4,557	5,743

TOTAL ASSETS	$129,954	$168,639

LIABILITIES AND MEMBER'S EQUITY

CURRENT LIABILITIES

Accounts payable	$2,481	$3,058
Cash overdrafts	231	796
Accrued expenses	2,776	3,568
Deferred revenue	-	1,315
Current portion of insurance reserves	2,141	2,243

Total current liabilities	7,629	10,980

Long-term portion of insurance reserves	1,795	835

TOTAL LIABILITIES	9,424	11,815

Member's Equity	120,530	156,824

TOTAL LIABILITIES AND MEMBER'S EQUITY	$129,954	$168,639

See independent auditors’ report and notes to financial statements.

U.S. UNITED OCEAN SERVICES, LLC
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

REVENUE	2011	2010
	(In thousands)

Operating revenue	$122,742	$145,526

EXPENSES

Operating expenses	8,796	9,816
Salaries, wages and benefits	17,311	21,566
Vessel leases	4,772	5,483
Chartering	22,053	23,322
Fuel, lube and power	24,225	24,514
Maintenance and repairs	6,567	13,068
Administrative and general	5,922	8,694
Related party administrative and general	6,404	6,614
Depreciation and amortization	21,204	23,424
Amortization of intangible assets	2,678	2,724
Loss on impairment of property and equipment	5,919	2,630
(Gain) loss on sale of assets	(102)	1
Loss on lease buyout	9,807	-

Total expenses	135,556	141,856

NET INCOME (LOSS)	$(12,814)	$3,670

See independent auditors’ report and notes to financial statements.

U.S. UNITED OCEAN SERVICES, LLC
STATEMENTS OF CHANGES IN MEMBER’S EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

			Additional		Total
	Membership Units		Paid-in	Retained	Member's
	Shares	Amount	Capital	Earnings	Equity
	(All amounts in thousands except for shares)

Balance at January 1, 2010	100	$71,411	$67,124	$34,558	$173,093

Net income	-	-	-	3,670	3,670
Owner distributions	-	-	(19,939)	-	(19,939)

Balance at December 31, 2010	100	71,411	47,185	38,228	156,824

Net loss	-	-	-	(12,814)	(12,814)
Owner distributions	-	-	(23,480)	-	(23,480)

Balance at December 31, 2011	100	$71,411	$23,705	$25,414	$120,530

See independent auditors’ report and notes to financial statements.

U.S. UNITED OCEAN SERVICES, LLC
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
	2011	2010
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss)	$(12,814)	$3,670
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization	21,204	23,424
Loss on impairment of property and equipment	5,919	2,630
(Gain) loss on sale of assets	(102)	1
Loss on equity investment in unconsolidated affiliate	-	127
Amortization of intangible assets	2,678	2,724
Loss on lease buyout	9,807	-
Changes in operating assets and liabilities:
Accounts receivable	(2,156)	1,280
Materials and supplies	1,161	(2,684)
Prepaid expenses and other assets	(170)	2,666
Deferred major maintenance	(1,694)	(5,283)
Accounts payable and accrued expenses	(1,389)	(152)
Deferred revenue and other liabilities	(457)	1,350

Net cash provided by operating activities	21,987	29,753

CASH FLOWS FROM INVESTING ACTIVITIES

Lease buyout payment	(6,301)	-
Purchase of property and equipment	(6,340)	(9,939)
Proceeds from the sale of property and equipment	14,591	-
Distributions from unconsolidated affiliate	-	325

Net cash provided (used) by investing activities	1,950	(9,614)

CASH FLOWS FROM FINANCING ACTIVITIES

Cash overdrafts	(565)	(269)
Distributions to owner	(23,480)	(19,939)

Net cash used by financing activities	(24,045)	(20,208)

DECREASE IN CASH AND CASH EQUIVALENTS	(108)	(69)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	281	350

CASH AND CASH EQUIVALENTS AT END OF YEAR	$173	$281

See independent auditors’ report and notes to financial statements.

U.S. UNITED OCEAN SERVICES, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

1.	THE COMPANY AND NATURE OF BUSINESS

U.S. United Ocean Services, LLC (“UOS” or “the Company”) is a wholly-owned subsidiary of United Maritime Group, LLC, a Florida limited liability company.  In December 2007, United Maritime Group, LLC became an independent company acquired from TECO Energy by a group consisting of Greenstreet Equity Partners, LLC, Jefferies Capital Partners and AMCI Capital, L.P. and affiliates (the Members).

UOS provides transportation services on domestic and international voyages. These services are contracted under single or consecutive voyage charters on a spot basis, or long-term contracts ranging from one to ten years. Most of the international voyages are performed under cargo preference programs, the most significant of which is PL-480. The Company charges for these services either on a per ton or per day basis. Under a per ton contract, the Company is generally responsible for all expenses including fuel. Revenues under these contracts are based on a per ton rate. The Company bears the risk of time lost due to weather, maintenance, and delay at docks which are not covered by demurrage. Demurrage is compensation due from the customer when there are delays at the dock that prevent the vessel from loading or unloading within the contract terms. The Company’s contracts have fuel price mechanisms that limit its exposure to changes in fuel price. The Company also time charters its vessels, such that the customer has exclusive use of a particular vessel for a specified time period and rates are on a per day basis. The Company pays expenses related to the vessel’s maintenance and operation and the charterer is responsible for all voyage costs, including port charges and fuel.

Rates for UOS movements are based on the amount of freight demand relative to the availability of vessels to meet that demand. In the coastwise market, a significant portion of the movements are based on long-term contractual relationships. Vessels are often customized or particularly suited for individual customers, cargoes or trades. Cargo volumes in the preference trade are based on funding for such programs and the availability of U.S. flag vessels. If customer requirements for movements of cargoes are reduced or spot employment is not available as a vessel completes its last movement, the vessel may be idle and not generate revenue. If this situation exists for an extended period of time, the Company may place a vessel in lay-up status. While in lay up, all machinery is shut down, the crew is removed and the vessel is secured. Lay up minimizes the costs associated with the vessel, particularly fuel and crew costs.  Restoring a vessel back to active service may require time to hire crews and perform dry-docking or other maintenance required to ensure the vessel is fully compliant with classification society and U.S. Coast Guard regulations.

Operating costs for UOS consist primarily of crewing, insurance, maintenance, lease, fuel and voyage-specific port and direct costs. Maintenance costs materially fluctuate in relation to the number and extent of regulatory drydockings in any given period.

2.	SIGNIFICANT ACCOUNTING POLICIES

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect the amounts reported in the financial statements and the disclosures made in the accompanying notes. Despite the intention to establish accurate estimates and use reasonable assumptions, actual results could differ from the Company’s estimates and such differences could be material.

Accounts Receivable

Accounts receivable in the accompanying balance sheets are reported without an estimated allowance for doubtful accounts. All amounts reported as accounts receivable have subsequently been paid and thus the stated amount of such receivables represents their net realizable value.

Materials and Supplies

Materials and supplies, including fuel costs, are stated at the lower of cost or market using the average cost method.

Revenue

Revenue is primarily derived from coal, phosphate, and grain transportation (among other cargoes). Revenues from transportation services are recognized as services are rendered. Revenue from certain transportation services are recognized using the percentage-of-completion method, which includes estimates of the distance traveled or time elapsed compared to the total estimated contract.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets. Additions, replacements and betterments are capitalized; maintenance and repairs are charged to expense as incurred. Items sold or retired are removed from the assets and accumulated depreciation accounts and any resulting gains or losses are properly included in the statements of operations.

The following table illustrates the components of depreciation and amortization expense (in thousands):

	2011	2010

Depreciation	$17,457	$19,278
Amortization – major maintenance	3,747	4,146

Total depreciation and amortization	$21,204	$23,424

U.S. UNITED OCEAN SERVICES, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deferred Major Maintenance

In accordance with the guidance for deferred major maintenance activities, expenditures incurred during major maintenance are deferred and amortized on a straight-line basis over the period until the next scheduled major maintenance, generally two and a half years. The Company only includes in deferred major maintenance those direct costs that are incurred as part of the vessel’s maintenance that is required by the Coast Guard and/or vessel classification society regulation. Direct costs include shipyard costs as well as the costs of placing the vessel in the shipyard. Costs relating to major steelwork, coatings or any other work that extends the life of the vessel are capitalized. Expenditures for routine maintenance and repairs, whether incurred as part of the major maintenance or not, are expensed as incurred. The total deferred major maintenance costs as of December 31, 2011 and 2010 are $4.6 million and $5.7 million, respectively. The amount of amortization expense recognized during the years ended December 31, 2011 and 2010 is $3.7 million and $4.1 million, respectively.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentration of credit risk consist principally of trade receivables. During the normal course of business, the Company extends credit to customers primarily in North America conducting business in the utility, metallurgical, phosphate and grain industries. The Company performs ongoing credit evaluations of its customers and does not require collateral. The customers’ financial condition and payment history have been considered in determining the need for an allowance for doubtful accounts.

Investment in Unconsolidated Affiliate

In June 2009, the Financial Accounting Standards Board (FASB) issued guidance amending the accounting for variable interest entities (“VIEs”) and changing the process as to how an enterprise determines which party consolidates a VIE. This guidance also defines the party that consolidates the VIE (the primary beneficiary) as the party with (1) the power to direct activities of the VIE that most significantly affect the VIE’s economic performance and (2) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE. Upon adoption, the reporting enterprise must reconsider its conclusions on whether an entity should be consolidated, and should a change result, the effect on its net assets will be recorded as a cumulative effect adjustment to retained earnings. The VIE was liquidated in early 2010 and no adjustment to the financial statements is necessary at December 31, 2010.

Ocean Dry Bulk, LLC was a joint venture between the Company and Moran Towing. The joint venture owned a single dry bulk ocean-going barge which had been chartered to a third party operator. The management of the barge, which included technical support for the vessel, was handled under a separate husbandry agreement between Ocean Dry Bulk, LLC and Moran Towing. The Company utilized the equity method to account for its investment in the unconsolidated joint venture. The investment was liquidated in 2010.

Investment in Unconsolidated Affiliate (Continued)

A summary of the changes in the equity investment in the unconsolidated joint venture is as follows (in thousands):

Balance at January 1, 2010	$452

Capital distributions from joint venture	(325)
Equity interest in net loss of joint venture	(127)

Balance at December 31, 2010	$-

Asset Impairment

The Company periodically assesses whether there has been a permanent impairment of its long-lived assets and certain intangibles held and used by the Company, in accordance with Accounting Standards Codification (ASC) No. 360, Property, Plant, and Equipment and ASC No. 205, Presentation of Financial Statements. ASC No. 360 establishes standards for determining when impairment losses on long-lived assets have occurred and how impairment losses should be measured. The Company is required to review long-lived assets and certain intangibles, to be held and used, for impairment whenever events or circumstances indicate that the carrying value of such assets may not be recoverable. In performing such a review for recoverability, the Company is required to compare the expected future cash flows to the carrying value of long-lived assets and finite-lived intangibles. If the sum of the expected future undiscounted cash flows is less than the carrying amount of such assets and intangibles, the assets are impaired and the assets must be written down to their estimated fair market value. In 2010, the Company had an appraisal performed and one of its vessels had a cost that exceeded its fair market value.  A $2.6 million loss was taken during 2010 and is reflected in the financial statements accordingly.  An appraisal was completed for all vessels in December of 2011 and a decrease in fair market value triggered the necessity of managements’ impairment review and analysis at December 31, 2011.  At December 31, 2011, an impairment of $5.9 million was recorded on two ocean-going vessels and is reflected in the financial statements accordingly.

U.S. UNITED OCEAN SERVICES, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

ASC No. 820 requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy for which these assets and liabilities must be grouped based on significant levels of inputs. The three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies, is as follows:

Level 1 — Quoted prices for identical assets and liabilities in active markets.

Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Unobservable inputs for the assets or liabilities.

The fair value of the Company’s impaired assets was based upon observable inputs other than quoted market prices (Level 2 criteria).  The following table presents the fair values of items measured at fair value on a non-recurring basis for the years ended December 31, 2011 and 2010 (in thousands):

	Fair Value Measurement Category
	Fair Value	Level 1	Level 2	Level 3	Total Losses

December 31, 2011:
Vessels	$4,550	-	$4,550	$-	$5,919

December 31, 2010:
Vessels	$6,200	-	$6,200	$-	$2,630

The 2011 fair value represents the appraised value of two vessels after the impairment charges taken in 2011. The 2010 fair value represents the appraised value of a vessel after the impairment charge taken in 2010. The valuation technique used was a weighted average of the cost, comparable sales and income approach.  The carrying value of this vessel is no longer equal to the fair value due to annual depreciation.

Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are reflected in the financial statements at their carrying value, which approximates their fair value due to their short maturity.

Income Taxes

The Company implemented the accounting guidance for uncertainty in income taxes using the provisions of ASC No. 740, Income Taxes.  Using that guidance, tax positions initially need to be recognized in the financial statements when it is more-likely-than-not the positions will be sustained upon examination by the tax authorities.

As of December 31, 2011 and 2010, the Company had no uncertain tax positions, or interest and penalties, which qualify for either recognition or disclosure in the financial statements.

Subsequent Events

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.  Subsequent events have been evaluated through the date of the audit opinion and management has included those items deemed to be reportable in Note 9 (Subsequent Events).

3.	PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):

	Average Useful	December 31,
	Lives in Years	2011	2010

Buildings	1 – 30	$349	$349
Vessels, net of impairment	3 – 28	137,619	164,479
Other	1 – 20	1,262	1,262
Work in progress		-	43

Total costs, net of impairment		139,230	166,133
Accumulated depreciation		(49,228)	(49,295)

Property and equipment, net		$90,002	$116,838

In 2011, the Company sold several vessels generating net proceeds of $14.6 million resulting in a gain on sale of assets totaling $0.1 million.

4.	INTANGIBLE ASSETS

In conjunction with the original acquisition in December 2007, the Company assessed all operating leases in place at that time to determine whether the lease terms were favorable or unfavorable given market conditions as of December 2007. As a result, the Company recorded a favorable lease intangible asset in 2007 for $15.4 million with a life of 6 years. Also in connection with the business acquisition, an intangible asset of $19.2 million was assigned to customer relationships in 2007, which are subject to amortization with a weighted average useful life of approximately 10 years.

Amortization of intangible assets is charged to amortization of intangibles on a straight-line basis in the accompanying statements of operations. If impairment events occur, the Company could accelerate the timing of intangible asset charges. For each of the years ended December 31, 2011 and 2010, amortization expense related to the intangible assets acquired was $2.7 million.

In 2011, the Company terminated the leases on two ocean vessels with the subsequent write off of associated in-the-money leases (favorable lease intangible assets).  The Company transferred the lease and purchase option upon sale of one of its leased vessels and paid $6.3 million to buy out the other lease. A summary of intangible assets at December 31, 2011 and 2010 is as follows (in thousands):

		January 1,			December 31,
		2011	Lease		2011
	Asset Life	Balance	Terminations	Amortization	Balance

Favorable lease – Ocean Vessels	6 years	$12,548	$(7,278)	$(833)	$4,437
Customer relationship (contracts)	10 years	13,536	-	(1,845)	11,691

Total		$26,084	$(7,278)	$(2,678)	$16,128.0

		January 1,			December 31,
		2010	Lease		2010
	Asset Life	Balance	Terminations	Amortization	Balance

Favorable lease – Ocean Vessels	6 years	$13,426	$-	$(878)	$12,548
Customer relationship (contracts)	10 years	15,382	-	(1,846)	13,536

Total		$28,808	$-	$(2,724)	$26,084

Estimated future amortization expense is as follows at December 31, 2011 (in thousands):

2012                                                                                        $          2,251
2013                                                                                                    6,245
2014                                                                                                    1,908
2015                                                                                                    1,908
2016                                                                                                    1,908
   Thereafter                                                                                           1,908
   Total amortization expense           $        16,128

The 2013 amortization includes $3.8 million of amortization expense for favorable lease purchase options.

5.	EMPLOYEE POSTRETIREMENT BENEFITS

401(k) Savings Plan

The Company has a 401(k) savings plan covering substantially all employees of the Company that enables participants to save a portion of their compensation up to the limits allowed by IRS guideline. Effective July 1, 2010, the Company reinstated an employer contribution to this plan at a level of 50% of up to 6% of eligible participant contributions.  The expenses of $0.3 million and $0.2 million for the years ended December 31, 2011 and 2010 are reflected in the operating expenses financial statement line item in the Company’s statements of operations.

6.	RELATED PARTY TRANSACTIONS

The Company has certain transactions, in the ordinary course of business, with entities in which directors of the Company have interests. During the years ended December 31, 2011 and 2010, the Company incurred management fees of $6.4 million and $6.6 million, respectively, which are classified as related party administrative and general expense in the Company’s statements of operations.

U.S. UNITED OCEAN SERVICES, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

7.	COMMITMENTS AND CONTINGENCIES

Litigation

The Company is involved in various legal proceedings that have arisen in the ordinary course of business. In the opinion of the Company’s management, all such proceedings are adequately covered by insurance or, if not so covered, should not result in any liability which would have a material adverse effect on the financial position or operations of the Company.

On August 9, 2010, the Company received a letter from The Mosaic Company (“Mosaic”) claiming that, as a result of a preliminary injunction affecting Mosaic’s South Fort Meade phosphate mine, a force majeure event had occurred under the Company’s contract with Mosaic (the “Mosaic Agreement”).

Mosaic issued a claim of force majeure under its agreement with the Company, and in 2010, shipped amounts that were below its minimum contract volume.  Since October 2010, Mosaic has terminated further shipments of phosphate “wet rock” under the agreement but has continued very nominal shipments of finished phosphate “dry rock” as a means of providing a partial mitigation of the volume shortfall.  The impact on the Company’s revenue in 2010 of Mosaic’s failure to ship minimum volumes was approximately $9.7 million.  The impact on the Company’s revenue in 2011 of Mosaic’s failure to ship minimum volumes was $30.4 million and stoppage has continued into 2012 with shipments resuming in late 2012.  The Company is pursuing rights to recover deadfreight through arbitration.  The Company is also pursuing other uses of the shipping capacity used to service the Mosaic agreement pending Mosaic’s resumption of its compliance with the agreement.  In the fourth quarter of 2010, the Company placed one vessel into temporary lay-up status and placed a second vessel into the same status in the first quarter of 2011 in an effort to mitigate the Company’s exposure to the reduction in volumes from Mosaic.  The Company does not expect that these efforts to mitigate consequences of Mosaic’s actions will fully compensate for the revenue losses.

For the the years ended December 31, 2011 and 2010 revenues from its contract with Mosaic generated $11.8 million and $26.2 million, respectively, which represented 9.6% and 18.0%, respectively, of total revenues.

Operating Leases

The Company rents four ocean vessels under certain non-cancelable operating leases expiring in December 2013 and a warehouse lease expiring in December 2015. Rental expense for the years ended December 31, 2011 and 2010 amounted to approximately $5.5 million and $4.8 million, respectively. Rental expense is included in the operating expenses financial statement line item in the statements of operations.

During 2011, the Company terminated the lease of two ocean vessels. The following is a schedule by year of future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2011 (in thousands):

2012	$1,890
2013	1,547
2014	19
2015	19
Total minimum lease payments	$3,475

8.	SIGNIFICANT CUSTOMERS

During the years ended December 31, 2011 and 2010, the Company derived revenues from certain major customers, each one representing more than 10% of revenue. In 2011 and 2010, revenue from these two customers aggregated to 44% and 45%, respectively, of the Company’s total revenues.

9.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through February 5, 2013, the date these financial  statements were available to be issued.

During 2012, the Company sold five vessels for net proceeds of $7.5 million resulting in a $2.7 million loss on the sale of those assets.

On November 30, 2012, United Maritime Group, LLC, a Florida limited liability company, sold to International Shipholding Corporation, a Delaware corporation, all of the issued and outstanding limited liability company interests of the Company for $111.0 million, subject to various purchase adjustments.